EXHIBIT 99.1
AMERICAN PACIFIC CORPORATION

Fiscal 2007 Second Quarter Financial Results
 Contact: Dana Kelley — (702) 735-2200
E-mail: InvestorRelations@apfc.com
Website: www. apfc.com
AMERICAN PACIFIC REPORTS STRONG GROWTH IN REVENUES
AND PROFITS FOR ITS FISCAL 2007 SECOND QUARTER
LAS VEGAS, NEVADA, May 10, 2007 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2007 second quarter ended March 31, 2007.
We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.
FINANCIAL HIGHLIGHTS
Quarter Ended March 31, 2007 Compared to Quarter Ended March 31, 2006
•	Revenues increased 10% to $43.6 million from $39.8 million.

•	Operating income increased to $6.1 million compared to an operating loss of ($1.1) million which included environmental remediation charges of $2.8 million.

•	Adjusted EBITDA improved to $10.7 million compared to $7.4 million.

•	Diluted earnings per share from continuing operations was $0.02 compared to a diluted loss per share from continuing operations of ($0.36).
Six Months Ended March 31, 2007 Compared to Six Months Ended March 31, 2006
•	Revenues increased 39% to $78.5 million from $56.2 million.

•	Operating income increased to $10.5 million compared an operating loss of ($2.2) million which included environmental remediation charges of $2.8 million.

•	Adjusted EBITDA improved to $20.4 million compared to $10.0 million.

•	Diluted earnings per share from continuing operations was $0.10 compared to a diluted loss per share from continuing operations of ($0.47).
The current quarter includes a charge of $0.21 per diluted share related to our refinancing activities discussed below. The prior year quarter includes an environmental remediation charge of $0.24 per diluted share.
We acquired our Fine Chemicals segment, or AFC, effective November 30, 2005. Financial results for the first six months of fiscal 2007 include six months of contribution from AFC compared to four months from AFC for the first six months of fiscal 2006.
CONSOLIDATED RESULTS OF OPERATIONS
Revenues — Revenues for our second quarter of fiscal 2007 increased 10% to $43.6 million primarily attributed to increase from our Fine Chemicals segment.
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PHONE (702) 735-2200 · FAX (702) 735-4876

Exhibit 99.1 - pg. 1

For the six months ended March 31, 2007, revenues increased 39% to $78.5 million attributed to:
•	Six months of revenue from our Fine Chemicals segment in the fiscal 2007 period compared to four months of revenue from our Fine Chemicals segment in the fiscal 2006 period.

•	Increases in Specialty Chemicals revenues driven primarily by higher Grade I AP volume and average price in our fiscal 2007 period.
See further discussion of revenues under our Segment Highlights.
Cost of Revenues and Gross Margins — For our fiscal 2007 second quarter, cost of revenues was $27.4 million compared to $27.2 million for the prior year quarter. Cost of revenues did not increase at the same rate as revenues and, as a result, the gross margin percentage improved to 37% from 32% in the prior year quarter. For the six months ended March 31, 2007, cost of revenues increased $10.0 million, or 25%, to $49.4 million from $39.4 million for the prior year period. The gross margin percentage was 37% compared to 30%.
The following factors affect our second quarter consolidated gross margin comparisons:
•	Specialty Chemicals gross margin percentage improved three points due to product mix. Our more profitable Grade I AP product accounted for a greater percentage of volume in the second fiscal quarter than the other Specialty Chemical products.

•	Fine Chemicals segment gross margins improved ten points due to better production efficiency.

•	Aerospace Equipment segment gross margin improved four points.

•	Gross margin dollars from our Other Businesses segment was consistent with the prior year quarter.
Operating Expenses — For our fiscal 2007 second quarter, operating expenses decreased $0.7 million to $10.1 million from $10.8 million in the second quarter of fiscal 2006 primarily due to a $0.9 million reduction in corporate legal expenses. The prior year second quarter included significant expenses related to our ATK contract renegotiation. As a percentage of revenues, operating expenses were 23% and 27% for the second fiscal quarter of 2007 and 2006, respectively.
For the six months ended March 31, 2007, operating expenses increased $2.3 million to $18.6 million from $16.3 million in the prior period primarily due to AFC operating expenses being included for six months in the current year period compared to four months in the prior year period.
SEGMENT HIGHLIGHTS
Specialty Chemicals Segment
Quarter Ended March 31, 2007 Compared to Quarter Ended March 31, 2006
•	Revenues decreased 2% to $16.1 million from $16.5 million.

•	Operating profit was $6.4 million, or 40% of revenues compared to $6.5 million, or 40% of revenues.

•	Segment EBITDA was $7.7 million, or 48% of revenues, compared to $7.8 million, or 47% of revenues.
Six Months Ended March 31, 2007 Compared to Six Months Ended March 31, 2006
•	Revenues increased 32% to $27.9 million from $21.2 million.

•	Operating profit was $9.9 million, or 35% of revenues compared to $7.0 million, or 33% of revenues.

•	Segment EBITDA was $12.5 million, or 45% of revenues, compared to $9.5 million, or 45% of revenues.
Specialty Chemicals revenues decreased modestly during our fiscal 2007 second quarter compared to the prior year quarter largely due to timing of orders. Revenues from Grade I AP experienced a net increase, comprised of an 11% increase in the average price per pound offset by an 8% decrease in volume compared to the prior year quarter. The increase in Grade I AP revenues was offset by Sodium Azide revenue declines of $0.5 million and Halotron revenue declines of $0.2 million.
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Exhibit 99.1 - pg. 2

On a year-to-date basis, Specialty Chemicals revenues have increased 32% driven primarily by Grade I AP sales which reported a 14% increase in average price per pound and a 32% increase in volume.
Grade I AP revenues are typically derived from relatively few large orders. As a result, quarterly comparisons can vary significantly depending on the timing of individual orders throughout the year. The variances in average price per pound are largely due to changes in product mix during periods presented, as certain blends of Grade I AP are sold at higher unit prices than others. Average price per pound may continue to fluctuate somewhat in future periods, also dependent on product mix. We continue to believe that over the next several years, overall annual demand for Grade I AP will be stable compared to fiscal 2006 demand. Quarterly revenues should continue to vary depending on the timing of customer orders during the year.
Operating profit, as a percentage of revenues, was consistent for both the quarterly and six month comparison periods. The operating profit percentages were higher in the second quarter periods than the six month periods due to the higher volumes in each of the second quarters and the related effect on margins due to better absorption of fixed manufacturing costs.
Fine Chemicals Segment
Quarter Ended March 31, 2007 Compared to Quarter Ended March 31, 2006
•	Revenues were $22.4 million compared to revenues of $18.9 million.

•	Operating profit was $2.9 million compared to an operating loss of $0.3 million.

•	Segment EBITDA was $6.0 million, or 27% of revenue, compared to EBITDA of $3.8 million, or 20% of revenue.
Six Months Ended March 31, 2007 Compared to Six Months Ended March 31, 2006
•	Revenues were $40.0 million compared to revenues(a) of $24.1 million and pro forma(b) revenues of $42.3 million.

•	Operating profit was $5.8 million compared to operating profit(a) of $0.7 million.

•	Segment EBITDA was $12.6 million, or 32% of revenue, compared to EBITDA(a) of $6.0 million, or 25% of revenue.
(a)	Revenues, operating profit and EBITDA for the prior year period reflect four months of AFC operations from November 30, 2005.

(b)	Pro forma revenues assume that AFC was acquired effective October 1, 2005.
Fine Chemicals revenues for the second quarter increased $3.4 million versus the prior year second quarter. The increase in revenue is substantially due to production from our new chiral separation facility that was placed in service in the later part of fiscal 2006.
For the quarter ended March 31, 2007, operating profit improved $3.2 million. The improvement is primarily due to a ten point improvement in Fine Chemical gross margins over the prior year quarter. Gross margins benefited from better production efficiency and a higher percentage of R&D sales which typically carry higher margins. In addition, depreciation and amortization expense was reduced by $1.0 million in the fiscal 2007 second quarter. The depreciation and amortization improvement was offset by higher personnel related costs.
On a pro forma basis, Fine Chemical revenues declined $2.3 million for the six months ended March 31, 2007 compared to the prior year period primarily due to product mix and timing. With the exception of the additional chiral separation capacity mentioned above, factory utilization was similar in both periods. However, the production in the fiscal 2007 period was related more to our long production cycle products which results in current inventory growth and revenue in future periods.
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Exhibit 99.1 - pg. 3

The increase in operating profit for the six months ended March 31, 2007, is largely due to the fiscal 2007 period including six months of AFC operations compared to four months of operations in the prior year period.
Aerospace Equipment Segment
Quarter Ended March 31, 2007 Compared to Quarter Ended March 31, 2006
•	Revenues increased 28% to $4.5 million from $3.5 million.

•	Operating profit was $0.1 million compared to $0.1 million.
Six Months Ended March 31, 2007 Compared to Six Months Ended March 31, 2006
•	Revenues increased 4% to $8.4 million from $8.1 million.

•	Operating profit was $0.3 million compared to $0.3 million.
The increases in revenues for both the fiscal 2007 second quarter and six month periods are due to higher volume of sales resulting from strong backlog at the beginning of fiscal 2007. On a quarter to quarter basis, Aerospace Equipment revenues typically vary based on the timing of material receipts for the various contracts. For the six months ended March 31, 2007, Aerospace equipment gross margins have improved approximately four points largely due to the current period activity including more standard production thruster work compared to the prior year periods which included a greater volume of development activities. The higher gross margin contribution was offset by higher general and administrative cost, particularly personnel costs and bid and proposal costs. As a result, operating profit for the fiscal 2007 periods was consistent with the prior year periods.
CAPITAL AND LIQUIDITY HIGHLIGHTS
Operating Cash Flows — Cash flows from operating activities during the fiscal 2007 six month period improved by $10.4 million compared to the prior year six month period. Operating activities provided cash of $6.6 million for the fiscal 2007 six month period compared to a use of cash of $3.8 million for the prior year period.
Significant components of the change in cash flow from operating activities include:
•	An increase in cash provided by Adjusted EBITDA of $10.4 million.

•	An increase in cash used to fund working capital increases of $0.9 million, excluding the effects in interest and income taxes.

•	An increase in cash used for interest payments of $1.0 million, including a payment of $0.4 million for the early payment of our second lien term loan.

•	A reduction in cash used for environmental remediation of $2.5 million.

•	Other increases in cash used for operating activities of $0.6 million.
The increase in cash used to fund working capital includes an increase in cash used to fund inventory, primarily AFC, of $10.1 million, offset by increases in cash provided by accounts receivable and deferred revenues. We consider these working capital changes to be routine and within the normal production cycle of our products. The production of certain fine chemical products requires a length of time that exceeds one quarter. Therefore, in any given quarter, work-in-progress inventory can increase significantly. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.
Cash used for interest increased because our credit facilities were in place for six months in the fiscal 2007 period compared to four months during the prior year period. Cash used for environmental remediation decreased because during fiscal 2006 we were in the construction phase of the project compared to the lower cash requirements of the operating and maintenance phase in fiscal 2007.
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Exhibit 99.1 - pg. 4

Liquidity — As of March 31, 2007, we had cash balances of $9.6 million and no amounts drawn against our $20.0 million revolving credit line. In addition, we were in compliance with the various covenants contained in our credit facilities.
Senior Notes / Refinancing — On February 6, 2007, we issued and sold $110.0 million aggregate principal amount of 9.0% Senior Notes due February 1, 2015 (the “Senior Notes”). The Senior Notes are guaranteed on a senior unsecured basis by all of our existing and future material U.S. subsidiaries. The indenture, registration rights agreement and other related documentation have terms and conditions that include, but are not limited to:
•	Restrictions as to our ability to redeem the Senior Notes prior to their stated maturity.

•	Certain limits on our ability to incur additional debt, make restricted payments, create liens on assets or sell assets.

•	Customary events of default.

•	A requirement for us to offer to exchange the Senior Notes for substantially identical notes or to register the Senior Notes.
Net proceeds from the issuance of the Senior Notes were used to:
•	Repay all outstanding principal and interest on our first lien term loan and terminate the related commitment.

•	Repay all outstanding principal and interest, including a pre-payment penalty of approximately $0.4 million, on our second lien term loan and terminate the related commitment.

•	Fund an earnout payment of $6.0 million due to GenCorp Inc. related to our acquisition of AFC.

•	Fund a negotiated early retirement of a subordinated seller note and accrued interest due to GenCorp Inc. at a discount from the stated amount of the note.
As a result of our refinancing activities, we recorded a non-cash charge of $2.3 million to write-off the unamortized balance of debt issuance costs for our first and second lien term loans. This charge, combined with the cash pre-payment penalty of $0.4 million is reflected as a debt repayment charge in our fiscal 2007 second quarter. In addition, we incurred debt issuance costs of $4.6 million for our Senior Notes which were capitalized and will be amortized over the term of the Senior Notes.
Revolving Credit Facility — Concurrent with the issuance of the Senior Notes, we entered into an Amended and Restated Credit Agreement which provides a secured revolving credit facility in an aggregate principal amount of up to $20.0 million (the “Revolving Credit Facility”) with an initial maturity in 5 years. The Revolving Credit Facility contains customary covenants, restrictions and events of default. Financial covenants include requirements for total leverage ratio of less than or equal to 5.25 to 1.00, and interest coverage ratio of at least 2.50 to 1.00.
OUTLOOK
We are reiterating guidance for fiscal year 2007 revenues to exceed $170.0 million. We are increasing our EBITDA guidance for fiscal 2007 to at least $36.0 million and operating profit, which is before interest and taxes, to at least $17.0 million. The increases in our guidance reflect a $1.0 million improvement in our expected EBITDA and a $4.0 million reduction in our estimate of depreciation and amortization expense for fiscal 2007 resulting from the finalization of AFC purchase accounting. Growth is expected to come primarily from our Fine Chemicals segment and should also be supported by slightly improved demand for Grade I AP from our Specialty Chemicals segment. We continue to estimate capital expenditures for fiscal year 2007 will be approximately $13.0 million.
“We are pleased with our second quarter operating results which further support our expectations of performance improvement in fiscal 2007,” said John R. Gibson, Chief Executive Officer.
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Exhibit 99.1 - pg. 5

INVESTOR TELECONFERENCE
We invite you to participate in a teleconference with our executive management covering the 2007 fiscal second quarter financial results. The investor teleconference will be held Thursday May 10, 2007 at 1:30 p.m., Pacific Daylight Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing (973) 582-2852 between 1:15 and 1:30 p.m., Pacific Daylight Time. Please reference conference ID# 8763482. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Financial’s First Call Events. A link to the webcast is available at our website at www.apfc.com, and will be available for replay until our next quarterly investor teleconference.
RISK FACTORS/FORWARD-LOOKING STATEMENTS
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation all statements regarding our beliefs about future demand for Grade I AP, our Fine Chemicals segment order and operations levels, our working capital changes and future variations, and all statements in the “Outlook” section of this press release. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its plans will be achieved. Actual results may differ materially from those set forth in the release due to risks and uncertainties inherent in the Company’s business. Factors that might cause such differences include, but are not limited to, the risk of any reduction or changes in NASA or U.S. government military spending, the loss of any one of our limited number of customers, the failure of continued appropriations by Congress for our customers’ existing or future U.S. government contracts, cost over-runs on our fixed price contracts, termination of the U.S. government contracts at its convenience, failure to comply with our customer’s specification and manufacturing instructions or timing and delivery requirements, schedule delays in our manufacturing processes, complex procurement regulations, environmental concerns, our substantial amount of debt, the restrictive debt covenants and the cost of servicing such debt, the ability to secure and maintain adequate liquidity to manage our operations, the hazardous nature of our product, the disruption of the supply of key raw materials, our inability to adapt to rapid technological changes and the other risks and uncertainties detailed in our filings with the Securities and Exchange Commission. Readers of this release are referred to our Annual Report on Form 10-K for the year ended September 30, 2006 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 for further discussion of these and other factors that could affect future results. The forward-looking statements contained in this news release are made as of the date hereof and American Pacific assumes no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements. In addition, the operating results and cash flows for the three and six month periods ended March 31, 2007 are not necessarily indicative of the results that will be achieved for future periods.
ABOUT AMERICAN PACIFIC CORPORATION
American Pacific is a leading manufacturer of specialty and fine chemicals within its focused markets, as well as propulsion products sold to defense, aerospace and pharmaceutical end markets. Our products provide access to, and movement in, space via solid fuel and propulsion thrusters and represent the key active ingredient in drug applications such as HIV, epilepsy and cancer. We also produce specialty chemicals utilized in various applications such as fire extinguishing systems, as well as manufacture water treatment equipment. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about American Pacific can be obtained by visiting the Company’s web site at www.apfc.com.
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Exhibit 99.1 - pg. 6

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Revenues	$43,589	$39,777	$78,477	$56,262
Cost of Revenues	27,378	27,218	49,358	39,357

Gross Profit	16,211	12,559	29,119	16,905
Operating Expenses	10,091	10,816	18,604	16,281
Environmental Remediation Charges	—	2,800	—	2,800

Operating Income (Loss)	6,120	(1,057)	10,515	(2,176)
Interest and Other Income	90	48	184	923
Interest Expense	3,157	3,056	6,460	4,125
Debt Repayment Charges	2,714	—	2,714	—

Income (Loss) from Continuing Operations before Income Tax	339	(4,065)	1,525	(5,378)
Income Tax Expense (Benefit)	221	(1,459)	768	(1,982)

Income (Loss) from Continuing Operations	118	(2,606)	757	(3,396)
Income (Loss) from Discontinued Operations, Net of Tax	—	268	—	(247)

Net Income (Loss)	$118	$(2,338)	$757	$(3,643)

Basic Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.02	$(0.36)	$0.10	$(0.47)
Discontinued Operations, Net of Tax	—	0.04	—	(0.03)

Net Income (Loss)	$0.02	$(0.32)	$0.10	$(0.50)

Diluted Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.02	$(0.36)	$0.10	$(0.47)
Discontinued Operations, Net of Tax	—	0.04	—	(0.03)

Net Income (Loss)	$0.02	$(0.32)	$0.10	$(0.50)

Weighted Average Shares Outstanding:
Basic	7,335,000	7,297,000	7,330,000	7,297,000
Diluted	7,429,000	7,297,000	7,398,000	7,297,000
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Exhibit 99.1 - pg. 7

AMERICAN PACIFIC CORPORATION
Consolidated Balance Sheets
(Unaudited, Dollars in Thousands)

	March 31,	September 30,
	2007	2006
ASSETS
Current Assets:
Cash and Cash Equivalents	$9,613	$6,872
Accounts Receivable	15,603	19,474
Notes Receivable	—	7,510
Inventories	55,732	39,755
Prepaid Expenses and Other Assets	1,989	1,845
Deferred Income Taxes	1,887	1,887

Total Current Assets	84,824	77,343
Property, Plant and Equipment, Net	117,652	119,746
Intangible Assets, Net	8,682	14,237
Deferred Income Taxes	21,701	21,701
Other Assets	8,355	6,428

TOTAL ASSETS	$241,214	$239,455

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$9,756	$11,158
Accrued Liabilities	6,619	11,257
Employee Related Liabilities	4,509	4,600
Environmental Remediation Reserves	589	1,631
Deferred Revenues	10,901	5,683
Current Portion of Debt	229	9,593

Total Current Liabilities	32,603	43,922
Long-Term Debt	110,485	97,771
Environmental Remediation Reserves	15,468	15,880
Pension Obligations and Other Long-Term Liabilities	9,686	9,998

Total Liabilities	168,242	167,571

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock — No par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $0.10 par value; 20,000,000 shares authorized, 9,387,541 and 9,359,041 issued	936	933
Capital in Excess of Par Value	87,025	86,724
Retained Earnings	3,069	2,312
Treasury Stock — 2,034,870 shares	(16,982)	(16,982)
Accumulated Other Comprehensive Loss	(1,076)	(1,103)

Total Shareholders’ Equity	72,972	71,884

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$241,214	$239,455

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Exhibit 99.1 - pg. 8

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Cash Flow
(Unaudited, Dollars in Thousands)

	Six Months Ended
	March 31,
	2007	2006
Cash Flows from Operating Activities:
Net Income (Loss)	$757	$(3,643)
Adjustments to Reconcile Net Income (Loss)
to Net Cash Provided (Used) by Operating Activities:
Depreciation and amortization	9,643	8,232
Non-cash interest expense	1,819	1,294
Share-based compensation	67	233
Non-cash component of debt repayment charges	2,309	—
Gain on sale of assets	—	(630)
Changes in operating assets and liabilities:
Accounts receivable	3,893	(3,192)
Inventories	(15,977)	(5,853)
Prepaid expenses	(144)	(2,418)
Accounts payable and accrued liabilities	766	2,727
Deferred revenues	5,218	(344)
Environmental remediation reserves	(1,454)	(1,197)
Pension obligations, net	19	(367)
Discontinued operations, net	—	675
Other	(269)	657

Net Cash Provided (Used) by Operating Activities	6,647	(3,826)

Cash Flows from Investing Activities:
Acquisition of business and earnout adjustment	(6,000)	(108,451)
Capital expenditures	(2,565)	(7,904)
Proceeds from sale of assets	—	2,395
Discontinued operations, net	7,510	(347)

Net Cash Used by Investing Activities	(1,055)	(114,307)

Cash Flows from Financing Activities:
Proceeds from the issuance of long-term debt	110,000	85,000
Payments of long-term debt	(108,472)	(325)
Short-term borrowings, net	—	5,995
Debt issuance costs	(4,574)	(1,716)
Issuances of common stock	195	31
Discontinued operations, net	—	(68)

Net Cash Provided (Used) by Financing Activities	(2,851)	88,917

Net Change in Cash and Cash Equivalents	2,741	(29,216)
Cash and Cash Equivalents, Beginning of Period	6,872	37,213

Cash and Cash Equivalents, End of Period	$9,613	$7,997

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Exhibit 99.1 - pg. 9

AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Operating Segment Data:
Revenues:
Specialty Chemicals	$16,132	$16,479	$27,922	$21,184
Fine Chemicals	22,366	18,931	39,957	24,103
Aerospace Equipment	4,465	3,489	8,441	8,134
Other Businesses	626	878	2,157	2,841

Total Revenues	$43,589	$39,777	$78,477	$56,262

Segment Operating Income:
Specialty Chemicals	$6,418	$6,532	$9,911	$6,952
Fine Chemicals	2,926	(275)	5,845	676
Aerospace Equipment	111	58	297	319
Other Businesses	154	154	747	671

Total Segment Operating Income	9,609	6,469	16,800	8,618
Corporate Expenses	(3,489)	(4,726)	(6,285)	(7,994)
Environmental Remediation Charges	—	(2,800)	—	(2,800)

Operating Income (Loss)	$6,120	$(1,057)	$10,515	$(2,176)

Depreciation and Amortization:
Specialty Chemicals	$1,286	1,283	$2,568	2,562
Fine Chemicals	3,048	4,048	6,745	5,348
Aerospace Equipment	34	18	66	35
Other Businesses	3	3	6	6
Corporate	128	140	258	281

Total Depreciation and Amortization	$4,499	$5,492	$9,643	$8,232

Segment EBITDA (a):
Specialty Chemicals	$7,704	$7,815	$12,479	$9,514
Fine Chemicals	5,974	3,773	12,590	6,024
Aerospace Equipment	145	76	363	354
Other Businesses	157	157	753	677

Total Segment EBITDA	13,980	11,821	26,185	16,569
Less: Corporate Expenses, Excluding Depreciation	(3,361)	(4,586)	(6,027)	(7,713)
Plus: Share-based Compensation	16	98	67	233
Plus: Interest Income	90	48	184	923

Adjusted EBITDA	$10,725	$7,381	$20,409	$10,012

Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA:

Income (Loss) from Continuing Operations	$118	(2,606)	757	(3,396)
Add Back:
Income Tax Provision (Benefit)	221	(1,459)	768	(1,982)
Interest Expense	3,157	3,056	6,460	4,125
Debt Repayment Charges	2,714	—	2,714	—
Depreciation and Amortization	4,499	5,492	9,643	8,232
Environmental Remediation Charges	—	2,800	—	2,800
Share-based Compensation	16	98	67	233

Adjusted EBITDA	$10,725	$7,381	$20,409	$10,012

(a)	Segment EBITDA is defined as segment operating income plus depreciation and amortization.

(b)	Adjusted EBITDA is defined as income (loss) from continuing operations before income taxes, interest expense, debt repayment charges, depreciation and amortization, environmental remediation charges, and share-based compensation.
Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income from operations as performance measures. EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry. In addition, EBITDA is a significant measurement for covenant compliance under our credit facilities. EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
-O-

Exhibit 99.1 - pg. 10